U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) November 20, 2013

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Commission File No. 001-33718

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Bioheart, Inc.

(Name of small business issuer as specified in its charter)

           Florida                                                                                                                       65-0945967

 State of Incorporation                                                                                          IRS Employer Identification No.

13794 NW 4th Street, Suite 212, Sunrise, Florida 33325

(Address of principal executive offices)

 (954) 835-1500

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, “Company,” “our company,” “us,” and “our” refer to Bioheart, Inc., unless the context requires otherwise.

Item 1.01    Entry Into a Material Definitive Agreement.

On November 20, 2013, the Company entered into an Investment Banking Agreement with Cassel Salpeter & Co. (“CSC”), who will act as exclusive third party financial advisor in connection with investment banking matters.  The term of the Investment Banking Agreement shall be for a period of twenty four months unless terminated or extended in accordance with its terms. For these services, CSC will receive monthly fees, 5,207,630 ten year common stock purchase warrants, exercisable at $.0113 and applicable consideration in the event the closing of a Mezzanine Financing consisting of non-convertible subordinated debt and/or sale of equity securities.  The Company will also reimburse CSC for its reasonable out-of-pocket expenses associated with the services provided pursuant to the Investment Banking Agreement.

Cassel Salpeter & Co. is an independent investment banking firm that provides advice to middle-market and emerging growth companies in the U.S. and worldwide. Together, the firm’s professionals have more than 50 years of experience providing private and public companies with a broad spectrum of investment banking and financial advisory services, including: mergers and acquisitions; equity and debt capital raises; fairness and solvency opinions; valuations; and restructurings, such as 363 sales and plans of reorganization. Co-founded by James Cassel and Scott Salpeter, the firm provides objective, unbiased, results-focused services that clients need to achieve their goals. Personally involved at every stage of all engagements, the firm’s senior partners have forged relationships and completed hundreds of transactions and assignments nationwide. The firm’s headquarters are in Miami.

ITEM  3.02 – Unregistered Sale Of Equity Securities.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Registrant Date: November 26, 2013	Bioheart, Inc. By: /s/ Mike Tomas
Mike Tomas
Chief Executive Officer